Exhibit 99.1

The Meet Group Announces Selected Preliminary Financial Results for the Third Quarter 2019

NEW HOPE, Pa., October 3, 2019 - The Meet Group, Inc. (NASDAQ: MEET), a leading provider of interactive livestreaming solutions, today pre-released selected preliminary financial information for its third quarter 2019. This announcement was made ahead of the Company’s presentation at the 5th Annual B. Riley FBR Consumer & Media Conference in New York City, scheduled for 4:00pm ET today.

For the third quarter 2019, the Company expects:

•	Revenue to be in the range of $52.0 million to $52.3 million, an increase from the Company’s prior expectations of $50.5 million to $51.0 million

•	Adjusted EBITDA to be in the range of $10.4 million to $10.6 million, an increase from the Company’s prior expectations of $9.3 million to $9.5 million.

•	Adjusted EBITDA margin of 20%

•	Video revenue to be at least $20 million, an increase from previous expectations of $19 million.

“We are encouraged by our results for the third quarter,” said Geoff Cook, Chief Executive Officer of The Meet Group. “New features including streamer levels, VIP badges, first time buyer bonuses and one-on-one video chat are contributing to meaningful business results. Further, we believe that the moderation-related headwinds related to our recent safety enhancements are largely behind us.

“We are particularly excited to begin rolling out our livestreaming dating game to our MeetMe app in the coming weeks. Given the ongoing stabilization in our advertising business, we anticipate a seasonally strong fourth quarter in advertising. Reflecting our optimism, we are committed to continuing to deliver value to shareholders through stock buybacks. From July 15, 2019 through September 30, 2019, we repurchased approximately $12.2 million in stock, or approximately 3.4 million shares.”

The Company has not yet closed and not yet finalized its financial statement review process for the third quarter 2019. As a result, the information in this release is preliminary and based upon information available to the Company as of the date of this release, and thus remains subject to the completion of the normal quarter-end accounting procedures and adjustments. During the course of the Company’s review process, items may be identified that would require the Company to make adjustments, which could result in changes to its preliminary selected financial information above. As a result, the preliminary selected financial information above is forward-looking information and subject to risks and uncertainties, including possible adjustments to such information. The Company expects to report its third quarter 2019 results in November of 2019.

About The Meet Group
The Meet Group (NASDAQ: MEET) is a leading provider of interactive livestreaming solutions designed to meet the universal need for human connection. Our ecosystem of livestreaming apps enables users around the world to interact through one-to-many livestreaming broadcasts and text-based conversations. Our top apps, MeetMe©, LOVOO©, Skout©, Tagged© and Growlr©, deliver live interactions and meaningful connections to millions of users daily. Headquartered in New Hope, PA, we have offices in Philadelphia, San Francisco, Dresden, and

Exhibit 99.1

Berlin. The Meet Group is committed to safety. You can find a description of current safety practices here: https://www.themeetgroup.com/safety-practices/. For more information, visit themeetgroup.com, and follow us on Facebook, Twitter or LinkedIn.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether third quarter 2019 revenue, Adjusted EBITDA, Adjusted EBITDA margin, and video revenue will be as expected, whether the moderation-related headwinds related to our recent safety enhancements are largely behind us, whether we will roll out our livestreaming dating game to our MeetMe app in the coming weeks, whether we will continue to experience ongoing stabilization in our advertising business, whether we will have a seasonally strong fourth quarter, whether we will continue to buy back shares as anticipated, and whether we will report our third quarter 2019 results as expected. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “outlook,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G - Non-GAAP Financial Measures

The Company defines video revenue as revenue from virtual credits, points or gold purchased through our applications or websites that are then used to purchase virtual gifts for other users. Video revenue excludes incented advertising, even if the advertisement is viewed within the video product. The Company uses Adjusted EBITDA, which is not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company defines Adjusted EBITDA as earnings or loss from operations before interest expense, benefit from or provision for income taxes, depreciation and amortization, stock-based compensation, non-recurring acquisition, restructuring or other expenses, gain or loss on cumulative foreign currency exchange transactions, gain or loss on sale of assets, bad debt expense outside the normal range, and goodwill and long-lived asset impairment charges. The Company excludes stock-based compensation because it is non-cash

Exhibit 99.1

in nature. The Company has not included a GAAP reconciliation of Adjusted EBITDA because such reconciliation could not be produced without unreasonable effort.

Investor Contact:
Leslie Arena
larena@themeetgroup.com
267-714-6418

Media Contact:
Brandyn Bissinger
bbissinger@themeetgroup.com
267-446-7010